UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 12, 2008
Middlefield Banc Corp.
(Exact name of registrant specified in its charter)

Ohio	000-32561	34-1585111

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
15985 East High Street, Middlefield, Ohio		44062-0035

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (440) 632-1666
[not applicable]
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 9.01 Exhibits
Signatures
EXHIBIT INDEX

Item 1.01 Entry into a Material Definitive Agreement
     On May 12, 2008, Emerald Bank (the “Bank”), a wholly owned subsidiary of Middlefield Banc Corp., entered into a Purchase and Assumption Agreement (the “Agreement”) with The Commercial Savings Bank (“Commercial”), an Ohio-chartered commercial bank, to acquire Commercial’s branch office located at 17 N. State Street, Westerville, Ohio, 43081 (the “Westerville Branch”). This transaction will result in the Bank assuming approximately $6.5 million of deposits from Commercial. The Bank will also pay a 6% deposit premium, or approximately $390,000. The dollar amounts of the deposits are subject to adjustment in the event that there are changes in deposit balances between the date the parties entered into the Agreement and the closing of the transaction. The acquisition of the Westerville Branch is expected to close in the fourth quarter of 2008, subject to the receipt of regulatory approval and satisfaction of certain other closing conditions set forth in the Agreement. The above description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1 to this Form 8-K and is incorporated herein by reference.
     For additional information, reference is made to the Bank’s press release dated May 13, 2008, which is attached hereto as Exhibit 99.1 and incorporated herein by this reference.
Item 9.01 Exhibits
     (d) Exhibits.
     The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

2.1	Purchase and Assumption Agreement dated May 12, 2008

99.1	Emerald Bank May 13, 2008 press release
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Middlefield Banc Corp.
Date: May 14, 2008	/s/ James R. Heslop II
James R. Heslop II
Executive Vice President and COO

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

2.1	Purchase and Assumption Agreement dated May 12, 2008

99.1	Emerald Bank May 13, 2008 press release